Exhibit 99.1

UNITED STATES ANTIMONY CORPORATION POST OFFICE BOX 643 THOMPSON FALLS, MONTANA 59873-0643 406-827-3523 406-827-3543 FAX tfl3543@blackfoot.net E-MAIL

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US Antimony Corporation Audit Committee Report 2014

US Antimony Corporation’s Audit Committee consists of three directors, each of whom has been determined by the Board of Directors to be “independent” as defined by the listing standards of the NYSE and the applicable rules of the Securities Exchange Commission. The members of the Committee are Hart Baitis, Whitney Frerer, and Gary Babbitt, Chairman.

US Antimony’s management is responsible for the company’s internal controls, financial reporting, and the preparation of the company’s consolidated financial statements. The independent accountant for the company is Decoria, Maichel, & Teague of Spokane, Washington (DMT) who is also referred to as the “independent auditors”. DMT is responsible for auditing the company’s annual consolidated financial statements in accordance with the standards of the PCOAB (Public Company Accounting Oversight Board).  The independent auditors are also responsible for issuing a report on those financial statements and a report on the company’s internal control over financial reporting. The Audit Committee monitors the reporting. The Audit Committee is responsible for selecting, engaging and overseeing the independent auditors.

As part of the oversight process the Audit Committee has conferred with the independent auditors at least quarterly. The members of the Audit Committee have the opportunity to confer with the management (CEO, CFO, Controller) monthly. The Audit Committee for the fiscal 2014 annual report did:
-review and discuss the consolidated financial reports for fiscal 2014 with management and the independent auditors separately;
-review the management’s representations that those consolidated financial statements were prepared in accordance with generally accepted accounting principles (GAAP) and fairly present the consolidated  financial positions of the company and its subsidiaries for the fiscal year.
-discussed with the independent auditor the matters required by the Statement on Auditing Standards 61, as modified or supplemented and the SEC rules including matters related to the conduct of the audit of the company’s consolidated financial statements;
- reviewed with the independent auditors the staffing and procedure for the audit of the company’s operations; and
- discussed and received from the auditors written disclosures and the letter required by applicable standards rules and regulations relating to DMT’s independence from the company.
Based on the conferences with the independent auditor and the management and review of the financial statements the Audit Committee found no evidence of fraud, misappropriation or theft by any employee or management.

Based on the discussions with management and the independent auditor’s disclosures and reports and their letter to the Audit Committee, and the representations of management, the Audit Committee recommended that the company’s audited consolidated financial statements for fiscal 2014 to be filed with the SEC.

The Audit Committee has monitored the progress of the implementation and testing of internal controls over financial reporting pursuant to section 404 of Sarbanes Oxley. The Audit Committee has conferred over time with the independent auditors and management on internal controls involving the operation and effectiveness of internal controls. The Audit Committee has conferred with the independent auditors and management on compliance with applicable laws and regulations and compliance with ethics.

The Audit Committee submits this report on March 12, 2015.

Gary D. Babbitt, Chairman

Hart W. Baitis

Whitney H. Ferer